GSI Technology, Inc. Reports Preliminary First-Quarter Fiscal 2017 Results

SUNNYVALE, CA -- (Marketwired - July 28, 2016) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2016. The results that we are reporting today are preliminary, pending the completion of our review of confirmatory resale information from our distributors. We do not expect that any revenue adjustment resulting from this review would be material.

The Company reported net income of $260,000, or $0.01 per diluted share, on net revenues of $12.9 million for the first quarter of fiscal 2017, compared to a net loss of $(917,000), or $(0.04) per diluted share, on net revenues of $14.0 million in the first quarter of fiscal 2016 and a net loss of $(87,000), or $0.00 per diluted share, on net revenues of $12.2 million in the fourth quarter of fiscal 2016, ended March 31, 2016. Gross margin was 51.9% compared to 52.0% in the prior year period and 50.3% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2017 were $6.3 million, compared to $8.3 million in the first quarter of fiscal 2016 and $6.3 million in the preceding fourth quarter. Research and development expenses were $3.5 million, compared to $3.0 million in the prior year period and $3.4 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were down substantially year-over-year to $2.8 million compared to $5.3 million in the quarter ended June 30, 2015, and down sequentially from $2.9 million in the preceding quarter.

Litigation-related expenses in the first quarter of fiscal 2017 were negligible at $6,000, down from $222,000 in the previous quarter and $2.5 million in the same period a year ago. The litigation-related expenses were incurred in connection with patent infringement and antitrust litigation involving Cypress Semiconductor, which was settled in May 2015, and a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI") in which we were the plaintiff. As previously reported the trial of the UMI/ISSI litigation began on October 26, 2015 and concluded on November 25, 2015 with mixed results.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in within the range of guidance that we had provided earlier in the first quarter, and I'm pleased to report that we witnessed a return to profitability at both the operating income and net income levels. As in recent previous quarters, our gross margin came in above our operating model at 51.9%, driven by a continuing favorable mix of higher margin products. That said, during the first quarter, we continued to see slowness in our primary telecommunications and networking markets along with continued weak sales in Asia and Europe. However, our litigation-related expenses were inconsequential as a result of the conclusion of the UMI/ISSI trial in December 2015, and the five-year period of expensive and time-consuming legal proceedings is now behind us. As we look forward, we are focused on expanding our market position in the high speed SRAM and low-latency DRAM segments and developing exciting new products based on the associative computing technology and intellectual property, obtained in our acquisition of MikaMonu last year, to exploit large potential opportunities in big data, computer vision and cyber security. With promising new products, an exciting acquisition and accompanying technologies, and prospects for improved financial results, we are optimistic about the year ahead of us."

Sales to Alcatel-Lucent were $5.4 million, or 41.9% of net revenues, during the first quarter, compared to $4.3 million, or 35.1% of net revenues, in the prior quarter and $4.5 million, or 32.1% of net revenues, in the same period a year ago. First-quarter direct and indirect sales to Cisco Systems were $1.5 million, or 11.7% of net revenues, compared to $1.0 million, or 8.0% of net revenues, in the prior quarter, and $1.3 million, or 9.5% of net revenues, in the same period a year ago. Military/defense sales were 12.5% of shipments compared to 19.5% of shipments in the prior quarter and 19.4% of shipments in the comparable period a year ago. SigmaQuad sales were 55.7% of shipments compared to 53.5% in the prior quarter and 51.9% in the first quarter of fiscal 2016.

First-quarter fiscal 2017 operating income was $389,000, compared to operating losses of $(156,000) in the prior quarter and $(1.0 million) a year ago. First-quarter fiscal 2017 net income included interest and other income of $142,000 and a tax provision of $271,000, compared to $116,000 in interest and other income and a tax provision of $25,000 a year ago; in the preceding quarter, net loss included interest and other income of $26,000 and a tax benefit of $43,000.

Total first-quarter pre-tax stock-based compensation expense was $443,000 compared to $463,000 in the prior quarter and $474,000 in the comparable quarter a year ago.

At June 30, 2016, the Company had $50.0 million in cash, cash equivalents and short-term investments, $9.4 million in long-term investments, $60.7 million in working capital, no debt, and stockholders' equity of $87.0 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended June 30, 2016, we repurchased 963,738 shares at an average cost of $4.05 per share for a total cost of $3.9 million. To date, the Company has repurchased a total of 11,304,239 shares at an average cost of $5.08 per share for a total cost of $57.4 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At June 20, 2016, management was authorized to repurchase additional shares of our common stock with a value of up to $7.6 million under the repurchase program.

Outlook for Second Quarter of Fiscal 2017

Looking forward to the second quarter of fiscal 2017, we currently expect net revenues to be in the range of $12.6 million to $13.6 million. We expect gross margin of approximately 49% to 51% in the second quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2016 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 28, 2016. To listen to the teleconference, please call toll-free 888-855-5428 approximately 10 minutes prior to the above start time and provide Conference ID 4997726. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly closing process, particularly the confirmation of resales by our distributors, which could result in adjustments to the preliminary first quarter results reported in this release. Examples of risks that could affect our current expectations regarding second quarter revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                                                 Three Months Ended
                                         ----------------------------------
                                           June 30,   Mar. 31,    June 30,
                                             2016       2016        2015
                                         ----------- ----------  ----------

Net revenues                             $    12,946 $   12,213  $   14,025
Cost of goods sold                             6,224      6,074       6,730
                                         ----------- ----------  ----------

Gross profit                                   6,722      6,139       7,295
                                         ----------- ----------  ----------

Operating expenses:

  Research & development                       3,499      3,375       2,998
  Selling, general and administrative          2,834      2,920       5,305
                                         ----------- ----------  ----------
    Total operating expenses                   6,333      6,295       8,303
                                         ----------- ----------  ----------

Operating income (loss)                          389       (156)     (1,008)

Interest and other income, net                   142         26         116
                                         ----------- ----------  ----------

Income (loss) before income taxes                531       (130)       (892)
Provision (benefit) for income taxes             271        (43)         25
                                         ----------- ----------  ----------
Net income (loss)                        $       260 $      (87) $     (917)
                                         =========== ==========  ==========

Net income (loss) per share, basic       $      0.01 $     0.00  $    (0.04)
Net income (loss) per share, diluted     $      0.01 $     0.00  $    (0.04)

Weighted-average shares used in
 computing per share amounts:

  Basic                                       21,299     22,139      22,943
  Diluted                                     21,525     22,139      22,943

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                                 Three Months Ended
                                         ----------------------------------
                                           June 30,   Mar. 31,    June 30,
                                             2016       2016        2015
                                         ----------- ----------  ----------

Cost of goods sold                       $        73 $       98  $       69
Research & development                           203        190         217
Selling, general and administrative              167        175         188
                                         ----------- ----------  ----------
                                         $       443 $      463  $      474
                                         =========== ==========  ==========

Litigation related expenses included in the Condensed Consolidated
Statements of Operations:

                                                 Three Months Ended
                                         ----------------------------------
                                           June 30,   Mar. 31,    June 30,
                                             2016       2016        2015
                                         ----------- ----------  ----------

Selling, general and administrative      $         6 $      222  $    2,508

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                       June 30,   March 31,
                                                         2016        2016
                                                     ----------- -----------
Cash and cash equivalents                            $    28,237 $    31,963
Short-term investments                                    21,727      23,149
Accounts receivable                                        9,180       7,478
Inventory                                                  7,583       7,174
Other current assets                                       2,392       2,198
Net property and equipment                                 8,464       8,653
Long-term investments                                      9,404      11,148
Other assets                                              14,820      14,767
                                                     ----------- -----------
Total assets                                         $   101,807 $   106,530
                                                     =========== ===========

Current liabilities                                  $     8,454 $     9,242
Long-term liabilities                                      6,407       7,419
Stockholders' equity                                      86,946      89,869
                                                     ----------- -----------
Total liabilities and stockholders' equity           $   101,807 $   106,530
                                                     =========== ===========

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711